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                                                                    EXHIBIT 99.1


[ADVANCED PHOTONIX, INC.(R) LOGO)



 ADVANCED PHOTONIX, INC.(R) ANNOUNCES CLOSING OF ACQUISITION OF PICOMETRIX INC.

CAMARILLO, CALIFORNIA, MAY 2, 2005--Advanced Photonix, Inc.(R) (AMEX:API) announced today it has closed the previously announced acquisition of Picometrix Inc. The terms of the acquisition are set out in the Agreement, filed as Exhibit
10.1 to API's Form 8-k (the March 8-k), with the Securities and Exchange Commission on March 14, 2005. The description of the Agreement is qualified in its entirety by reference to the copy of the Agreement filed in the March 8-K, which is incorporated by reference herein.

In connection with the closing of the transaction, API entered into a three-year employment agreement with Robin Risser and Steve Williamson, the principal shareholders of Picometrix. Mr. Riser's position with API will be as President and General Manager of the Picometrix Business Unit. Pursuant to his employment agreement, API has agreed to cause the Board of Directors of API to appoint Mr. Risser as API's Chief Financial Officer. In addition, Mr. Risser will be nominated to become a Director of API at its 2005 annual shareholders meeting.

Mr. Williamson's position will be Chief Technology Officer for both the Picometrix Business Unit and API.

Richard Kurtz, Advanced Photonix, Inc. Chief Executive Officer and Chairman of the Board expressed his excitement about the future of the combined companies:
"Now that we have completed the transaction, we can focus on our new opportunities and build API into a leader in Optoelectronic Solutions and Sensing Technologies. We are enthusiastic about our future and welcome the challenges ahead."

Paul Ludwig, President of API, stated, "This acquisition supports our stated goal of providing the broadest portfolio of optoelectronic solutions to our chosen markets. In addition to strengthening our position in the telecom and homeland security markets, we can now support our core markets of military, medical and industrial with silicon, III-V and terahertz sensing technologies. Our combined capabilities to design and manufacture optoelectronic solutions are unique in our marketplace, and we are excited about the growth prospects in the coming year."

Robin Risser, the newly appointed Chief Financial Officer of Advanced Photonix, Inc. added: "We are excited about the synergies this merger will bring to both parties in silicon & III-V optical receivers and terahertz sensors. API is implementing its plan of technological leadership in high-value-added and rapidly growing optoelectronic global markets. The combined entities have put in place a management team that will enhance operations and exploit the strong technological leadership of a new API."



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(ADVANCED PHOTONIX, INC.(R) LOGO)


The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products.

Advanced Photonix, Inc.(R) (ASE: API) is a leading supplier of opto-electronic solutions and Terahertz instrumentation to a global OEM customer base. Products include the patented High speed optical receivers in APD and PIN configurations and silicon Large Area Avalanche Photodiode (LAAPD), PIN photodiode and FILTRODE(R) detectors. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.

Contact:  Advanced Photonix, Inc.
Richard Kurtz (805) 987-0146


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